                                                            EXHIBIT (c)(1)(D)

                                    SUMMARY
                         REAL ESTATE APPRAISAL REPORT


                           245-Space Rancho Margate
                            2900 North State Road 7
                       Margate, Broward County, Florida



                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                               6430 South Quebec
                           Englewood, Colorado 80111


                                     AS OF

                                  May 1, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITCOMB REAL ESTATE]


May 19, 2000

Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:  245-Space Rancho Margate
     2900 North State Road 7
     Margate, Broward County, Florida


Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                 - SIX MILLION FOUR HUNDRED THOUSAND DOLLARS -

                                 ($6,400,000)

     Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors which, in our opinion, would tend to influence the market value of the subject.

     Rancho Margate is a fully developed 245-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard and petanque courts and an on-site office.

     Our conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

Mr. Steve Waite
May 19, 2000
Page Two

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is the Windsor Corporation.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

     This is a Summary Appraisal, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for Summary Appraisal Reports. This report represents only summary discussions of the data, reasoning, and analyses employed in the appraisal process toward the development of our opinion of value. Supporting documentation has been retained in our files.

Very truly yours,


/s/ John H. Whitcomb JAG

John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234



/s/ William G. Trask JAG

William G. Trask
St. Cert. Gen. REA #0002347

TABLE OF CONTENTS
-----------------

Title Page
Transmittal

Table Of Contents........................................................   4
Photographs Of Subject...................................................   5
Summary Of Facts And Conclusions.........................................   6
Extent Of Confirming, Collecting And Reporting Data......................   7
Purpose, Function And Date Of The Appraisal..............................   7
Area And Neighborhood Description........................................   8
Manufactured Home Community Market Overview..............................   9
Land And Site Improvements...............................................  10
Improvement Description..................................................  11
Ownership And Property History...........................................  11
Occupancy................................................................  11
Zoning And Other Land Use Controls.......................................  12
Real Estate Assessment And Taxes.........................................  12
Marketability And Marketing Period.......................................  13
Highest And Best Use.....................................................  14
Valuation Process........................................................  14
Income Capitalization Approach...........................................  15
Sales Comparison Approach................................................  23
Final Estimate Of Value..................................................  27
Certification............................................................  28
Assumptions And Limiting Conditions......................................  29

Addenda
Legal Description
Maps
Profiles Of Appraisers

                PHOTOGRAPHS OF THE SUBJECT (Taken May 16, 2000)               5

                            [PICTURE APPEARS HERE]

                            1. Entrance to Subject


                            [PICTURE APPEARS HERE]

                            2. Typical Street View

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------


  Property Appraised:      245-Space Rancho Margate
  -------------------
                           2900 North State Road 7
                           Margate, Broward County, Florida

  Property Rights
  ---------------
  Appraised:               Fee Simple Interest, subject to tenant leases
  ----------

  Land Area:               29.44 acres more or less
  ----------

  Improvements:            245-manufactured home spaces, a clubhouse, laundry,
  -------------
                           office, pool and shuffleboard and petanque courts.


  Owner:                   Windsor Park Properties 456
  ------

  Zoning:                  T-1, Mobile Home District, Margate
  -------

  Highest and Best Use:    As Improved -- Current Use
  ---------------------

  Value Indications:       Income Approach                           $6,400,000
  ------------------
                           Sales Comparison Approach                 $6,400,000

  Final Estimate of Value: $6,400,000
  ------------------------

  Date of Appraisal:       May 1, 2000
  ------------------

  Date of Inspection:      May 16, 2000
  -------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     This assignment encompasses providing an "as is" market value of the fee simple title of the property and improvements, as of the specified date. This investigation included an overview of the area and local manufactured home market. We have inspected the subject and its environs, collected and analyzed market data, inspected the comparable and competitive properties, considered and applied the appropriate valuation methods and reconciled the final value estimate.

     The real estate interest appraised is that of ownership in fee simple interest, subject to the existing tenant leases. The property is appraised as if free and clear of mortgages, liens, servitude's and encumbrances, except those noted in the body of this appraisal.

PURPOSE, FUNCTION AND DATE OF THE APPRAISAL
-------------------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 1, 2000. The information, opinions, and conclusions contained in this report have been prepared as a basis for portfolio valuation. The date of this appraisal is May 1, 2000. The intended user of this report is the Windsor Corporation.

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

_____________________
/1/ The Office of the Thrift Supervision, 12 CFR 564.2(f).

AREA AND NEIGHBORHOOD DESCRIPTION
---------------------------------

Location/Access
---------------

     Rancho Margate is located within southeastern Florida in Margate, Broward County. Broward County is bordered by Palm Beach County on the north, Dade County on the south, portions of Hendry and Collier Counties to the west and the Atlantic Ocean to the east, where it has approximately 25 miles of coastline. Broward County is located approximately 275 miles south/southeast of Jacksonville, and 25 miles north of Miami and 175 miles southeast of Orlando.

     Broward County has 29 municipalities located within its borders. The largest municipality, in terms of population, is Ft. Lauderdale, which was estimated to 149,798 persons as of 1998. Ft. Lauderdale is also the Broward County seat. The municipalities of Hollywood and Pembroke Pines are the second and third largest communities in the county, numbering 126,917 and 112,692 residents, respectively.

     Broward County contains a total of approximately 1,320 square miles including 111 square miles of water area, and is ranked second in the state, behind neighboring Dade County, in population density, with approximately 1,208 persons per square mile. The area is known for its mild winters, which result from the close proximity to the warm Gulf Stream currents of the Atlantic Ocean. South Florida's sub-tropical climate is a major factor in the area's growth.

     The Bureau of Economic and Business Research from the University of Florida estimated the county's 1990 population at 1,255,531, an increase of approximately 23% over the 1980 figure. The average growth rate for Broward County has averaged 2.0% annually over the period between 1990 and 1998. The 1998 population was estimated to be 1,460,890, a 16.4% increase over 1990.

     The labor force numbered approximately 757,336 in 1998 and has grown in proportion with the population. Unemployment for the year averaged 4.5%. The county economy is heavily reliant on tourism, evidenced by the fact that the Services and Retail Trade sectors employ over 62% of the total labor force. Manufacturing and Finance are the next largest sectors, each employing approximately 9% of the civilian labor force.

     The subject is located along the east side of North State Road 7. This location is in the north central portion of Broward County. The neighborhood is generally described as the area surrounding State Road 7. The southern boundary of the neighborhood is Oakland Park Boulevard and Sample Road is the northern boundary. The eastern boundary is Powerline Road and the western boundary is University Drive. The subject is situated in the north central portion of the described neighborhood. The neighborhood is bisected by Florida's Turnpike.

Area And Neighborhood Description                                              9

Concurrency
-----------

     The State of Florida's Local Government Comprehensive Planning Act of 1975 required all counties and municipalities in the state to develop, implement and monitor local comprehensive and growth management plans. Pursuant to this law, each county was required to publish Land Use Policy Guides, both in written and map form, which designate desired types of land use and probable zoning for all county lands not within their boundaries.

Summary
-------

     The real estate market in Broward County is showing signs of recovery. The growth demands on the county are very evident in light of past trends and the projections for further population increases. The desirability of south Florida's climate and the continuing trend toward retirement in the area will continue to produce populations which will stress the road systems and services required for the growing population. The county is expected to be among the highest in absolute population growth in the state for the next four years.

     The economic base of the area will broaden due to commitments to attract clean, light industrial users. Additionally, the expanding population will require more supporting commercial, service and industrial development throughout the area.

     The future outlook for economic development is positive; however, a decline in the quality of life for current residents is possible due to congestion, over population and strains on services. Concurrency is a major concern for Broward County's future growth within the state's growth management policies. Concurrency refers to the requirement that adequate infrastructure be available to serve new development. Eight types of infrastructure are affected, including: traffic, potable water, sewer, drainage, solid waste, recreation and open space, mass transit and fire rescue. In the long run, this growth policy may prove beneficial to both property values and the quality of life in the county as approval of future development becomes more difficult.

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     Within the county, according to the Florida Manufactured Housing Association data, there are 165 manufactured housing communities, 71 of the communities or 43% of the total, are communities which have more than 101 spaces and 70 of the communities, or 42% of the total, are in the 26-100 space range. Approximately 15% of the manufactured housing communities have less than 100 spaces. The large percentage of large communities points to an established and sophisticated marketplace, with a variety of ownership forms. The subject, at 245 spaces, is one of the communities numbering over 100 spaces in Broward County.

LAND AND SITE IMPROVEMENTS
--------------------------

     The site is an irregularly shaped parcel of land containing an estimated
29.44 acres of gross area. The tract is generally level and at the surrounding street grade. Drainage of the tract appears adequate and no adverse soil or subsoil conditions were observed during the physical inspection of the site. Utility services connected and in service on the date of valuation include water, sanitary and storm sewer, electricity and telephone.

     The individual lots in the community are accessed by roadways arranged to maximize the use of the land. Roadway improvements include:

     Street-bed:     North State Road 7 is an asphalt paved, six-lane
     ----------
                     thoroughfare. The subject streets are asphalt paved 15-20 foot wide roadways.

     Sidewalks/Curb: There are sidewalks and curbs along North State Road 7,
     --------------
                     but none in the subject.

     Street Lights:  The public and community streets are lighted with pole
     -------------
                     mounted overhead streetlights.

     Landscaping:    Sodded and planted areas extend along the entire
     -----------
                     perimeter and throughout the site.

     Encumbrances:   None Noted
     -------------

     Easements:      Standard utility easements are assumed to exist.
     ----------

     Encroachments:  None Noted
     --------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded, or otherwise known liens, defects in title or adverse easements. There are no rent controls in effect in Broward County.

Functional Utility
------------------

     The site, which is irregular in shape and contains approximately 29.44 acres, is large enough to accommodate building improvements and roadways as well recreational amenities and green areas. The site is considered functional for various residential development scenarios. The current development of total units equates to an overall density of approximately 7.98 units per acre, which is higher than current development standards, which tend toward larger lot sizes, wider streets and more green areas.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 245 manufactured home community pads, arranged along streets configured to maximize the available lot spaces. All of the lots vary in size.

     The common area amenities include the clubhouse and shuffleboard and petanque courts. The pool, laundry and office are located at the clubhouse. We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured home communities. These amenities are typical, adequate and functional in use.

     The community and site improvements were built in the early 1970's, and the community is approximately 25 years old. The common areas, streets, amenities and individual mobile homes were observed to be in average overall condition, having been originally constructed of quality materials and having been maintained over the years. No significant item of deferred maintenance was noted and the current maintenance level is rated good.

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject property, as recorded in the Official Records of Broward County in Deed Book 23942 at Page 888, is in the name of Windsor Park Properties 456. The Deed was recorded in September 1995, and the indicated consideration was $6,350,000.

OCCUPANCY
---------

     The property is occupied by a fully developed 245-space manufactured home community. Our inspection confirmed that there are twelve vacant lots indicating physical occupancy of 95.1%. In addition to the 12 vacant spaces, there are 20 vacant community-owned homes and an employee-occupied home, indicating an economic occupancy of 86.5%.

     The subject is governed, as required by law, by a prospectus, originally dated February 5, 1986, and revised on January 16, 1996.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The property is zoned as a T-1, Mobile Home District under the Margate zoning ordinance. It is our opinion that the subject property is in conformance with the zoning code.

Concurrency
-----------

     The subject is in conformance with the approved comprehensive plan filed by Margate and concurrency is not an issue.

Flood Hazard
------------

     The subject property is located in a designated Flood Zone "AH-14" according to Flood Map Community Number 120047, Panel 0115F, dated August 18, 1992. An "AH-14" zone is described as a shallow flooding Special Flood Hazard Area with a base elevation of 14 feet.

Environmental
-------------

     We observed no obvious areas of contamination on or about the site. However, we have no qualifications in environmental hazards and recommend an environmental audit be performed.

REAL ESTATE ASSESSMENT AND TAXES
--------------------------------

     The subject property is identified in the Broward County records under Parcel Number 18219-01-02710. The 1999 assessed value of the subject totals $6,240,760. It is our opinion that the subject is under assessed. The 1999 taxes were $171,570.06.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Florida.

     Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total bill are available for early payment and taxes become delinquent after March 31. Our discussions with a number of owner's of investment real estate and Manufactured Home Communities has indicated that "early" payment of real estate taxes is a very common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. Our estimate of taxes of $166,354, in our "Reconstructed Operating Statement" reflects this common practice.

MARKETABILITY AND MARKETING PERIOD
----------------------------------

     The subject is competitive with other properties in the marketplace and is marketable, although not considered a candidate for a resident purchase. Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured home communities should "be under contract" within a six month period in today's market.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.0% to 9.0% overall capitalization rate requirement for all-age communities. Pricing is established by processing gross income, reduced by a vacancy and credit loss factor, operating expenses and an additional capital charge based on overall condition, is deducted to arrive at a net operating income (NOI). Those surveyed indicated that at properties not operating at stabilized occupancy, they were unwilling to compensate a seller for any of the upside to be gained in filling the property.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

     Interest rates are low and financial institutions are again willing to lend money for real estate projects with good occupancies. There has also been significant institutional investor interest in manufactured home community investments. In our opinion, the marketing period for the property would be within the range indicated by the industry participants or six months.

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as: The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

     We have considered all of the potential uses to which the subject is legally and physically adaptable. It is our opinion that the current use of the subject, as a 245-space, age restricted manufactured home community, represents the highest and best use of the subject.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

     In the analysis of a fully occupied manufactured home community, investors are primarily concerned with cash flow to service any debt and the equity position. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of mobile homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject is fully developed with no expansion possibilities, therefore a potential investor would be primarily interested in the cash flow and equity return and we have excluded the Cost Approach.


____________________________
/2/ The Appraisal Institute, The Appraisal of Real Estate, 10th Ed. Chicago: The
                             ----------------------------
Appraisal Institute, 1992, page 275.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is, of course, an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms, and within the goal of price minimization seek:

    1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

    2.   Minimal capital investment to permit leverage.

    3.   Equity build-up through mortgage amortization.

    4.   Sheltered income through accumulation of book depreciation.

    5.   Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the facility, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property in the market. The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the subject property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI from rentals and other sources, less any vacancy and credit loss producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    A survey of the competitive properties is presented in summary form on the following page.

                           RENTAL COMPARABLE SUMMARY

===================================================================================================================================
  No.                      Name/Location                  Number          Monthly         Services                  Amenities
                                                          Spaces/         Rental       Included In Rent
                                                          % Occ.           Rates
-----------------------------------------------------------------------------------------------------------------------------------

       1  Imperial Estates                                  261/          $390.00       Lawn mowing.            Clubhouse, pool,
          5601 North State Road 7                          100.0%           to                               shuffleboard, petanque
          Fort Lauderdale, Broward County, Florida                        $395.00                                 and laundry.
-----------------------------------------------------------------------------------------------------------------------------------
       2  Colonies of Margate                               819/          $410.00   Trash collection and       Clubhouses, pools,
          6603 Colonial Drive                               98.8%           to          lawn mowing.         Jacuzzi, shuffleboard,
          Margate, Broward County, Florida                                $444.00                             petanque and laundry.
-----------------------------------------------------------------------------------------------------------------------------------
       3  Aztec Estates                                     645/          $472.00    Water, sewer, trash        Clubhouse, pool,
          1A Sundial Drive                                  96.9%                    collection and lawn     shuffleboard, petanque
          Margate, Broward County, Florida                                                 mowing.                and laundry.
-----------------------------------------------------------------------------------------------------------------------------------
       4  Carefree Cove                                     164/          $412.75       Lawn mowing.            Clubhouse, pool,
          3273 Northwest 37/th/ Street                      98.8%           to                               shuffleboard, petanque
          Lauderdale Lakes, Broward County, Florida                       $427.99                                 and laundry.
-----------------------------------------------------------------------------------------------------------------------------------
       5  Village Park                                      307/          $400.00       Lawn mowing.            Clubhouse, pool,
          3900 West Prospect Road                           99.0%           to                               shuffleboard, petanque
          Fort Lauderdale, Broward County, Florida                        $407.00                                 and laundry.
-----------------------------------------------------------------------------------------------------------------------------------
 Subj.    Rancho Margate                                    245/          $398.00     Trash collection.         Clubhouse, pool,
          2900 North State Road 7                           95.1%           to                               shuffleboard, laundry,
          Margate, Broward County, Florida                                $409.00                                 and petanque.
===================================================================================================================================


Income Capitalization Approach                                                17

Income Analysis
---------------

    The general market practice is on a base lot rent charged on a monthly basis. This ranges between $390.00 and $472.00 per month, as indicated by the rent comparables recited in this report. As shown by our survey, the subject's lot rents are within the market range.

Potential Gross Income
----------------------

    In our forecast of total rental income, we have projected 12 months at the current rent levels. Based on the current rent roll, the total monthly rent amounts to $98,775. The potential gross income from rentals is $1,185,300 per year.

Vacancy and Credit Loss
-----------------------

    The subject is an age-restricted community that has a physically occupancy of 95.1%, with twelve of the 245 sites vacant. As previously indicated, the economic occupancy of the subject is 86.5%. To the economic vacancy, we have added a percentage to account for credit loss in our estimate of total economic vacancy of 15.0% of total potential gross income, or $177,795.

Utility Income
--------------

    Utility income is derived from water and sewer services used by the tenants. Historically, the subject generated between $167.15 per space in 1997 and $203.47 per space in 1999. We have estimated utility income at $210.00 per space or $51,450 annually.

Miscellaneous Income
--------------------

    Additional income is typically derived from sources such as storage fees, labor charges to the tenants, commissions on sales and rentals of the units. Historically, the subject generated $6.54 per space in 1997, decreasing to $5.96 per space in 1998 and increasing to $7.02 per space in 1999. We have estimated miscellaneous income at $5.00 per space or $1,225 annually.

Effective Gross Income (EGI)
----------------------------

    Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated losses due to tenant changes, plus any additional income. Thus, potential gross rental income of $1,185,300 less a vacancy and credit loss allowance of $177,795, or 15.0% produces an effective gross income from rentals estimate of $1,007,505. To this amount, we have added an estimated income derived from utility and miscellaneous sources of $52,675, arriving at an effective gross income estimate of $1,060,180.

===============================================================================================================================
                                                Rancho Margate - Summary of Historical Operations


                                          Pct. of    $ Per                 Pct. of    $ Per                 Pct. of    $ Per
                                1997      Income     Space       1998      Income     Space       1999      Income     Space
-------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                       $  998,478    95.91%  $4,075.42  $1,029,983    95.74%  $4,204.01  $1,047,274    95.31%  $4,274.59
Utility Income                  40,951     3.93%     167.15      44,317     4.12%     180.89      49,849     4.54%     203.47
Other Income                     1,602     0.15%       6.54       1,460     0.14%       5.96       1,720     0.16%       7.02
                          -----------------------------------------------------------------------------------------------------
Total Income                $1,041,031   100.00%  $4,249.11  $1,075,760   100.00%  $4,390.86  $1,098,843   100.00%  $4,485.07

Expenses:
Administration/Office       $   56,658     5.44%  $  231.26  $   55,740     5.18%  $  227.51  $   51,887     4.72%  $  211.78
Insurance                       12,340     1.19%      50.37       4,678     0.43%      19.09       4,776     0.43%      19.49
Maintenance & Repairs           26,045     2.50%     106.31      24,304     2.26%      99.20      31,166     2.84%     127.21
Management Expense              51,451     4.94%     210.00      53,060     4.93%     216.57      54,942     5.00%     224.25
Wages & Benefits                47,676     4.58%     194.60      51,534     4.79%     210.34      55,057     5.01%     224.72
Property Taxes                 150,732    14.48%     615.23     157,961    14.68%     644.74     154,800    14.09%     631.84
Utilities                      119,860    11.51%     489.22     147,439    13.71%     601.79     141,064    12.84%     575.77
                          -----------------------------------------------------------------------------------------------------
Total Expenses              $  464,762    44.64%  $1,896.99  $  494,716    45.99%  $2,019.25  $  493,692    44.93%  $2,015.07

Net Operating Income        $  576,269    55.36%  $2,352.12  $  581,044    54.01%  $2,371.61  $  605,151    55.07%  $2,470.00
===============================================================================================================================

Income Capitalization Approach                                                19

Operating Expense Analysis
--------------------------

Insurance: Historically, this expense has exhibited a level trend. Our estimate
----------
of this expense has been based on the historical amounts, or $20.00 per space per year. This is equal to $4,900 annually, approximately 0.46% of the effective gross income.

Administrative/Office: Historically, this expense has shown a decreasing trend.
----------------------
In the financial statements, this expense does include some corporate expense items that we have not considered. Our stabilized estimate is $200.00 per space per year, equal to $49,000 or approximately 4.62% of the estimated effective gross income.

Maintenance and Repair: Historically, this expense has varied annually ranging
-----------------------
from $99.20 per space in 1998 to $127.21 per space in 1999. Our estimate of $120.00 per space per year is equal to $29,400 is believed adequate to properly maintain the community. This amount is equal to approximately 2.77% of the estimated effective gross income.

Management Fees: This expense typically includes off-site management, the
---------------
oversight of the on-site manager and monthly bookkeeping functions. We used a 5% of estimated effective gross income, typical in the market place, equal to $53,009 or $216.36 per space per year.

Wages and Benefits: This expense was equal to $194.60 in 1997 and increased to
-------------------
$224.72 in 1999. We have estimated this expense at $230.00 per space per year or $56,350, which is equal to 5.32% of the estimated effective gross income.

Property Taxes: This category is project specific due to location. Based on our
---------------
analysis of the historical tax trends, we have estimated the tax liability to be $166,354. This equates to $679.00 per space per year or 15.69% of the estimated effective gross income.

Utilities:  This expense was equal to $489.22 per space in 1997 increasing to
----------
$601.79 per space in 1998 and decreasing to $575.77 per space in 1999. We have estimated this expense at $550.00 per space per year. This is equal to $134,750, or approximately 12.71% of the estimated effective gross income.

Reserves: This expense category represents the inclusion of set-asides for major
---------
recurring or capital type expenditures experienced periodically by any property. We have used $25.00 per space per year, believed adequate to cover future capital costs. This equates to $6,125 annually or approximately 0.58% of the estimated effective gross income.

Total Expenses: To summarize, we have stabilized total operating expenses for
---------------
the subject at $499,888. This estimate is equal to 47.15% of the Effective Gross Income (EGI) estimate or $2,040.36 per space per year. As shown, the historical expense was equal to 44.64% in 1997, increasing to 45.99% in 1998 and decreasing to 44.93% in 1999.

Income Capitalization Approach                                                20

==========================================================================================================
                                              Rancho Margate
                                     Reconstructed Operating Statement
==========================================================================================================

Income
        Spaces    Monthly Rent       Monthly Total       Annualized
--------------------------------------------------------------------
          130     $398.00                 $51,740         $  620,880
          115     $409.00                  47,035            564,420
--------------------------------------------------------------------
          245     $403.16                 $98,775

                                                                              Pct.                 $
                                                                             of EGI             Per Space
                                                                       -----------------------------------
Gross Potential Rental Income                               $1,185,300           111.80%         $4,837.96
Less:
  Vacancy & Credit Loss                                       (177,795)            15.0%         $ (725.69)
                                                         -------------------------------------------------
Effective Gross Income From Rentals                         $1,007,505            95.03%         $4,112.27
Add:
  Utility Income                                                51,450             4.85%            210.00
  Miscellaneous Income                                           1,225             0.12%              5.00
                                                         -------------------------------------------------
Total Effective Gross Income                                $1,060,180           100.00%         $4,327.27

Expenses
Administrative/Office                                       $   49,000             4.62%         $  200.00
Insurance                                                        4,900             0.46%             20.00
Maintenance & Repairs                                           29,400             2.77%            120.00
Management Expense                                              53,009             5.00%            216.36
Wages & Benefits                                                56,350             5.32%            230.00
Property Taxes                                                 166,354            15.69%            679.00
Utilities                                                      134,750            12.71%            550.00
Reserves                                                         6,125             0.58%             25.00
                                                         -------------------------------------------------
Total Expenses                                              $  499,888            47.15%         $2,040.36

Net Operating Income                                        $  560,292            52.85%         $2,286.90
==========================================================================================================

Income Capitalization Approach                                                21

Selection of a Capitalization Rate
----------------------------------

     Direct capitalization of terminal net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available.

Market Data
-----------

     The comparable sale data indicated an overall capitalization rate between 7.44% and 9.83%. The data indicates a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its occupancy, expense ratio, age and condition, amenity package and location.

       ===========================================================
          Sale      Sale Date       Vacancy Rate    Overall Rate
       -----------------------------------------------------------
           1        March 1999         1.9%            9.27%
       -----------------------------------------------------------
           2       January 1999        1.3%            7.94%
       -----------------------------------------------------------
           3      September 1998       0.0%            7.44%
       -----------------------------------------------------------
           4        July 1998          2.7%            8.29%
       -----------------------------------------------------------
           5        June 1998          5.5%            9.83%
       ===========================================================

     In this instance, the subject has an economic vacancy of 13.5% and was observed to be in good overall condition. The market has been competitive in recent years, indicating increased risk, increasing the going-in capitalization rate. Based on these considerations, we have concluded an overall capitalization rate of 8.75%.

Debt Coverage Ratio Method
--------------------------

     We have also developed an overall rate through the Debt Coverage Ratio analysis. Current commercial lending policies indicate a mortgage loan of 75% of market value, based on a 20-year amortization schedule at an annual interest rate of 8.00%, which yields an annual mortgage constant of 10.0373%. A minimum debt coverage ratio (DCR) of 1.20 to 1.00, would likely be required for a property similar to the subject. Based on these assumptions an overall capitalization rate has been developed, as presented below:

   ================================================================================================
             M                         f                         DCR                     OAR
                           X                         X                          =
     Loan to Value Ratio        Mortgage Constant         Debt Coverage Ratio        Overall Rate
   ------------------------------------------------------------------------------------------------
        0.75                          0.100373                       1.20              0.090336
   ------------------------------------------------------------------------------------------------
      Rounded                                                                               9.0%
   ================================================================================================

Income Capitalization Approach                                                22

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufactured home community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The presence of institutional investors in the market and the reduction in quality of real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     We have placed a greater emphasis on the overall capitalization rate indicated by the market data, as this is a direct reflection of risk perceptions by market participants, although the rates are almost equivalent. Our estimate of the market value of the subject, indicated by the Income Capitalization Approach, is calculated as follows:


          Net Operating Income    Overall Capitalization Rate     Market Value

          $560,292                   divided by 0.0875             $6,403,337

          Rounded to                                               $6,400,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion is consistent with the analysis of the sales data.

     So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison has been selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of manufactured home communities is the selling price per space.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For dissimilar features adjustments are made indicating the price at which the subject could be expected to sell. In making adjustments, all relevant factors were considered including:

    1.    Nature of surrounding development.

    2.    Size.

    3.    Availability of competing properties.

    4.    Effect of time on selling prices.

    5.    Age and condition of the improvements.

     Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject.

                          Summary of Sale Comparables

====================================================================================================================================
 No.  Name                                            Sale Price/         Total          Price/       Average     E.G.I.M./  O.A.R.
      Address                                         Sale Date          Spaces/         Space       Lot Rent     Expense%
                                                                        Occupancy
------------------------------------------------------------------------------------------------------------------------------------

  1   Flamingo Shores & Heritage Estates              $ 4,000,000          206/         $19,417       $217.00       7.83/     9.27%
      3275 West U. S. Highway 92                       March 1999         98.1%                                     27.4%
      Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

  2   Honeymoon Park                                  $ 8,500,000          231/         $36,797       $330.87       8.35/     7.94%
      1100 Curlew Road                                 January 1999        98.7%                                     33.7%
      Dunedin, Pinellas County, Florida
-----------------------------------------------------------------------------------------------------------------------------------
  3   Country Lakes Village I and II                  $14,100,000          472/         $29,873       $273.67       9.40/     7.44%
      5700 Bayshore Road                              September 1998     100.0%                                     30.6%
      Palmetto, Manatee County, Florida
-----------------------------------------------------------------------------------------------------------------------------------
  4   Pleasure Cove and Plantation Manor              $16,600,000          585/         $28,376       $308.31       8.03/     8.29%
      3030 U.S. Highway 1                              July 1998          97.3%                                     33.4%
      Fort Pierce, St. Lucie County, Florida
-----------------------------------------------------------------------------------------------------------------------------------
  5   Village Park                                    $ 8,000,000          307/         $26,059       $391.41       6.50/     9.83%
      3900 West Prospect Road                          June 1998          94.5%                                     36.1%
      Fort Lauderdale, Broward County, Florida
====================================================================================================================================

Sales Comparison Approach                                                     25

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is the combined sale of Flamingo Shores and Heritage Estates in Winter Haven, Polk County, Florida. This 206 space age restricted community sold for $4,000,000 in March 1999. This price equates to a sale price per space of $19,417. Based on an effective gross income of $510,603, the EGIM was 7.83, and the overall rate was 9.27%. The parks were 98.1% occupied at the time of sale.

     Sale Comparable Number Two is Honeymoon Park located in Dunedin, Pinellas County, Florida. This 231 space age restricted community sold in January 1999 for $8,500,000. This price equates to a sale price per space of $36,797. Based on an effective gross income of $1,017,882, the EGIM was 8.35 and the overall rate was 7.94%. The park was 98.7% occupied at the time of sale.

     Sale Comparable Three is Country Lakes Village I and II in Palmetto, Manatee County, Florida. The property has 472 home sites and recently sold for $14,100,000, or $29,873 per space. Based on an effective gross income of $1,500,590, the EGIM was 9.40. The expenses represented 30.6% of the effective gross income and the indicated capitalization rate was 7.44%. This age restricted community was 100% occupied at the time of sale.

     Sale Comparable Number Four is Pleasure Cove and Plantation Manor Manufactured Housing Communities. The properties are adjacent to one another and were both built in 1972. There are 585 total spaces and the property sold in July 1998 for $16,600,000, or $28,376 per space. Based on an effective gross income of $2,067,085, the EGIM was 8.03. The expenses represented 33.4% of the effective gross income and the indicated capitalization rate was 8.29%. The combined occupancy of both communities was 97.3% at the time sale.

     Sale Comparable Number Five is Village Park in Fort Lauderdale, Broward County, Florida. This 307 space rental park sold for $8,000,000 in June 1998. This price equates to a sale price per space of $26,059. Based on an effective gross income of $1,230,257, the EGIM was 6.50, and the overall rate was 9.83%. This park was 94.5% occupied at the time of sale.

     All of the sales were fee simple transactions, with abnormal financing reflected in the cash equivalent price. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over a 2-year period, having traded under similar market conditions.

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception

Sales Comparison Approach                                                     26

of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 6.50 and 9.40. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject has a higher vacancy level and has an expense ratio higher than all of the comparables. Based on these considerations, we have concluded an EGIM below the indicated range, processing subject's Effective Gross Income of $1,060,180 with an EGIM of 6.00.

                    Thus,
                    $1,060,180    x 6.00 is    $6,361,080

                    Rounded to                 $6,400,000

     On a per space basis, this is equivalent to $26,122.

FINAL ESTIMATE OF VALUE
-----------------------

     The two approaches to value applied in the subject analysis yielded these conclusions:

          Income Capitalization Approach                 $6,400,000

          Sales Comparison Approach                      $6,400,000


     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect the same value. Our opinion of the market value of the subject, based on a reasonable exposure period of six months, as of May 1, 2000 was:

                 - SIX MILLION FOUR HUNDRED THOUSAND DOLLARS -

                                 ($6,400,000)

CERTIFICATION
-------------

We certify that, to the best of our knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

     . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

     . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

     . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

     . No one provided significant professional assistance to the persons signing this report.

     . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

/s/ John H Whitcomb JAG                     /s/ William G. Trask JAG
-----------------------------                ------------------------------
John H. Whitcomb, MAI, CCIM                  William G. Trask
St. Cert. Gen. REA #0001234                  St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------


The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function of the Report. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or to be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed concerning any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others, and is not meant for use as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projection contained in the appraisal assumes responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers and we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning them, it is strongly

Assumptions and Limiting Conditions

recommended that an Engineering, Construction, and/or Environmental inspection be obtained. The value estimate stated in this appraisal, unless otherwise noted, is predicated on the assumption that all of the improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas, which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection.

Assumptions and Limiting Conditions

Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

                                  EXHIBIT "A"


                               LEGAL DESCRIPTION

TRACT #1: The East 395 feet of the West 435 feet of that part of the Northwest 1/4 of the Northeast 1/4, lying South of the Existing County Road, in Section 11, Township 29 South, Range 25 East, Polk County, Florida.

TRACT #2: Beginning at a point which is 415 feet West of the Southeast corner of the Northwest 1/4 of the Northeast 1/4 of Section 11, Township 29 South, Range 25 East, run thence West along the South line of said Northwest 1/4 of Northeast 1/4, 464.5 feet more or less, to a point which is 435 feet East of the Southwest corner of said Northwest 1/4 of Northeast 1/4; thence run North to a point on the South right-of-way line of the now existing highway which is 435 feet East of the West Line of said Northwest 1/4 of Northeast 1/4; run thence East along the Southerly right-of-way line of the now existing road right-of-way, 459.12 feet more or less, to a point which is 415 feet West of the East line of the said Northwest 1/4 of the Northeast 1/4; run thence South to the point of beginning, all lying and being in Polk County, Florida.

TRACT #3: The East 415 feet of the Northwest 1/4 of the Northeast 1/4 of Section 11, Township 29 South, Range 25 East, lying South of the existing road right-of-way, all lying and being in Polk County, Florida.

                                     MAPS

                            [AREA MAP APPEARS HERE]

                        [NEIGHBORHOOD MAP APPEARS HERE]

                      [RENT COMPARABLES MAP APPEARS HERE]

                      [COMPARABLE SALES MAP APPEARS HERE]

                             PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St. Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
Akers Away                    West Palm Beach, FL           Lakeside                      Douglasville, GA
Alafia Riverfront             Gibsonton, FL                 Lakewood                      Denton, TX
Alpine Village                Sebring, FL                   Lantana Cascade               Lantana, FL
Arbor Oaks                    Zephyrhills, FL               Long Lake Village             West Palm Beach, FL
Blue Heron                    Clearwater, FL                Marlboro Court                West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL                 MH Country Club               Oakland Park, FL
Carefree Village              Tampa, FL                     Mission                       El Paso, TX
Carolina Village              Concord, NC                   Moultrie Oaks                 St. Augustine, FL
Casa del Monte                West Palm Beach, FL           Oak Point                     Titusville, FL
Chateau Forest                Seffner, FL                   Orange Manor East             Winter Haven, FL
Chateau Village               Bradenton, FL                 Palm Breezes Club             Lantana, FL
Cloverleaf                    Brooksville, FL               Palm Ridge                    Leesburg, FL
Colonial Coach                Greenacres City, FL           Panama City Estates           Panama City, FL
Coquina Crossing              St. Augustine, FL             Plantation Estates            Seffner, FL
Coral Lake                    Coconut Creek, FL             Portside                      Jacksonville, FL
Country Club Estates          Venice, FL                    Ridgecrest                    Fort Pierce, FL
Dessau                        Austin, TX                    San Souci                     North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY            Scenic View                   Lakeland, FL
Foxwood Estates               Lakeland, FL                  Seminole                      St. Petersburg, FL
Franklin Estates              Murfreesboro, TN              Shangri La                    Largo, FL
Gardens of Manatee            Parrish, FL                   Southwinds                    Lakeland, FL
A Garden Walk                 West Palm Beach, FL           St. Lucie Village             Okeechobee, FL
The Groves                    Orlando, FL                   Sunrise Village               Cocoa Beach, FL
Gwinnett Estates              Snellville, GA                Sunshine                      Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL              Tall Pines                    Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL           Tara                          Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL           Twin Shores                   Longboat Key, FL
Holland                       Fort Lauderdale, FL           Valley Pines                  El Paso, TX
Kings and Queens              Lakeland, FL                  Village Glen                  Melbourne, FL

Profile of Appraiser                                                           3

Recreational Vehicle Parks
--------------------------
Avalon RV Park                Clearwater, FL                Pioneer Creek                      Bowling Green, FL
Camp Inn                      Frostproof, FL                Rainbow Village                    Clearwater, FL
Forest Lake Village           Zephyrhills, FL               Space Coast RV Resort              Rockledge, FL
Hide Away                     Ruskin, FL                    Sunshine RV                        Vero Beach, FL
Holiday RV Resort             Leesburg, FL                  Topics                             Hudson, FL
Horizon RV Park               Davenport, FL                 Twelve Oaks                        Sanford, FL
Key RV Park                   Marathon, FL                  Village Park                       Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage       Loganville, GA                Orange Avenue                      Tallahassee, FL
Alpine Self Storage           Rockford, IL                  Plantation Xtra Storage            Plantation, FL
Baytree Self Storage          Valdosta, GA                  St. Augustine Self Storage         St. Augustine, FL
Budget Self Storage           Sterling, VA                  Southern Self Storage              Riviera Beach, FL
Delray Mini Storage           Delray Beach, FL              Storage Express                    Lauderhill, FL
Edison Lock Up                Edison, NJ                    Valdosta Self Storage              Valdosta, GA
Extra Space                   Lauderhill, FL                Xtra Space                         Orlando, FL
Howell Self Storage           Howell, NJ                    Your Extra Attic                   Duluth, GA
Hyde Park Storage             Tampa, FL                     Your Extra Attic                   Norcross, GA
Jacksonville Storage          Jacksonville, FL              Your Extra Attic                   Stockbridge, GA
Okeechobee Storage            Hialeah Gardens, FL           Your Extra Attic                   Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                              Howard Johnson Maingate
Comfort Inn Kissimmee                                       Hyatt on Union Square
Comfort Suites Asheville                                    Hyatt Orlando
Embassy Suites Boca Raton                                   Hyatt Wilshire
Hotel Nikko San Francisco                                   Hyatt Regency Houston
Hilton Southwest Freeway Houston                            La Samanna
Hollywood Beach Hilton                                      Ramada Resort Maingate
Holiday Inn Gainesville                                     Westin Washington, D. C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                            Heller Financial
Bloomfield Acceptance Company                Household Finance Corporation
Chase Manhattan Bank                         Irving Leasing Corporation
Chrysler Capital Corporation                 Mfd. Housing Community Bankers
Citicorp Real Estate                         Mellon Bank
Collateral Mortgage                          Morgan Stanley
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Pacificorp Financial Services
First Union Corporation                      PACTEL Finance
GE Capital                                   Society National Bank
Goldman Sachs                                Sun America Insurance
Greentree Financial                          Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                   LaSalle Partners
Chateau Communities                          Las Colinas Corporation
Continental Communities                      Metropolitan Life
Delaware North Companies                     MHC
Dillon Read Real Estate Inc.                 National Home Communities
Drexel Burnham Lambert Realty, Inc.          Pitney Bowes Credit Corp.
First Boston Corporation                     Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

PUBLICATIONS
------------

   Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                  ----------------------------------

TESTIMONY
---------
   Mr. Whitcomb has presented expert testimony in United States Tax Court.

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                          St. Cert. Gen. REA #0002347

REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

     Specializing in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

Appraiser
Atlas Real Estate Group, Inc.
Tampa, FL

     Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

  State Certified General Real Estate Appraiser
  Florida # 0002347
  Georgia # CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

A Garden Walk                    Palm Beach Gardens, FL              Honeymoon Park                Dunedin, FL
Bear Creek                       Ormond Beach, FL                    La Buona Vita                 Port St. Lucie, FL
Bonfire                          Leesburg, FL                        Lincolnshire                  Largo, FL
Briarwood                        Lake Worth, FL                      Meadowbrook                   Lakeland, FL
Camelot East                     Sarasota, FL                        Mobiland By The Sea           Melbourne, FL
Camelot Lakes                    Sarasota, FL                        Oak View                      Arcadia, FL
Carefree Village                 Tampa, FL                           Palmetto                      Hallandale, FL
Clover Leaf                      Brooksville, FL                     Plaza                         Bradenton, FL
Coquina Crossing                 St. Augustine, FL                   Ranchero Village              Largo, FL

Profile of Appraiser
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------

Country Club Estates               Venice, Fl                     River Bay                    Tampa
Country Lakes                      Coconut Creek, Fl              Riverview                    Micco, Fl
Country Life                       Leesburg, Fl                   Serendipity                  Clearwater, FL
Crystal River Village              Crystal River, Fl              Southern Acres               St. Cloud, FL
Diamond Point                      Leesburg, Fl                   Spanish Trails               Zephyrhills, FL
Friendly Village                   Sellersburg, IN                Sun Village                  Largo, FL
Hammock Lake                       Fort Meade, Fl                 Sundance                     Zephyrhills, Fl
Heron Cay                          Vero Beach, FL                 Sunshine Village             Lake Worth, FL
Hibiscus                           Mount Dora, FL                 Tall Pines                   Fort Pierce, FL
Hidden Village                     St. Petersburg, FL             Tanglewood                   Fort Pierce, Fl
High Point                         Clearwater, Fl                 Vero Palms                   Vero Beach, FL


Recreational Vehicle Parks
--------------------------

Lazy Lakes RV                      Sugarloaf Key, FL              Ridgecrest RV                Leesburg, FL
Lions Lair RV                      Marathon, FL                   Sunshine RV                  Vero Beach, Fl
Pioneer Village                    North Fort Myers, Fl           Topics Rv                    Spring Hill, FL

Other
----

ABC Pizza House                    Tampa, Fl                      Fabian Enterprises           Tampa, Fl
Blakie's Restaurant                Tampa, FL                      Florida Power & Light        St. Petersburg, FL
Breed Automotive                   Lakeland, Fl                   Mobil Oil                    Lakeland, Fl
Discount Auto Parts                Lakeland, Fl                   Pier 1 Imports               Hoover, AL
Discount Auto Parts                Sarasota, Fl                   Pizza Hut                    Brandon, Fl
Discount Auto Parts                Land O' Lakes, Fl              Pizza Hut                    Lakeland, FL

Financial
---------

Belgravia Capital                                                 Heller Financial
Collateral Mortgage, Ltd                                          Lehman Brothers
Executive Commercial Funding                                      NationsBank
First Federal Savings Bank, Leesburg, FL                          Republic Bank, Port Richey, Fl
First National Bank, St. Lucie, FL                                Signature Financial Services, Inc.
First Union National Bank                                         Union Capital Investments, LLC
GE Capital Corporation                                            United Southern bank, Eustis, Fl
Greentree Financial


Profile of Appraiser                                                           3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                      National Home Communities
Martin Newby Management                      Pacific Life
Munao Partnership                            Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

  Florida State University
  University of South Florida
  Edison Community College
  Hillsborough Community College
  Appraisal Institute
  International Right of Way Association